Exhibit 2.2
ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT dated as of the 14th day of September, 2007, by and between Sontra Medical Corporation, a Minnesota Corporation having its principal office at 10 Forge Parkway, Franklin, Massachusetts 02038 (“Buyer”), and DP Pharmaceuticals, LLC, a North Carolina limited liability company, having its principal office at 4364 South Alston Avenue, Durham, North Carolina 27713 (“Seller”).
     WHEREAS, Seller is the owner of a package of proprietary information which has been filed with the United States Food and Drug Administration (the “FDA”) known as Drug Master File No. 4670 (“DMF 4670”), a Type V Drug Master File (non-clinical), related to toxicology studies for the development of a product known as Azone (the “Product”) and certain trademarks and trademark applications, set forth on Schedule A attached hereto, related to the Product (together with DMF 4670, the “Assets”); and
     WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to the Assets, on the terms and subject to the conditions herein set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definition of Terms: Except where otherwise expressly indicated, the terms defined in this Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below.
     “Agreement”: means this Asset Purchase Agreement.

     “Consent”: means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing by or with, or report or notice to, any Person, including any governmental authority.
     “Encumbrance”: means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, grant, assignment, transfer, set over, conveyance, sale, lease, sublease, license, sublicense, agreement, adverse claim, right, title or interest, imperfection or defect in title, easement, assessment, covenant, encroachment, burden, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge, liability, debt, duty or obligation or other restriction or limitation of any kind.
     “Person”: means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, governmental authority or other entity.
ARTICLE 2
SALE AND PURCHASE OF ASSETS
     Section 2.1 Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, grants, conveys, delivers or otherwise transfers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in the Assets.
     Section 2.2 Effective Date and Closing Date. The Effective Date of this Agreement and the Closing Date of this Agreement shall be the date this Agreement is fully executed by the Buyer and the Seller.
ARTICLE 3
CONVEYANCES AND TRANSFER
     Section 3.1 FDA Notification. The Seller shall provide the necessary regulatory documents to the FDA, in the form generally required by the FDA, informing the FDA of the transfer of ownership in connection with the transactions contemplated by this Agreement, including, but not limited to, a letter signed by an authorized representative of Seller with substantially the following information:

(a)	Name of Buyer or its designee as transferee;

(b)	Address of Buyer or its designee transferee;

(c)	Name of responsible official or representative of Buyer or its designee as transferee;

(d)	Effective date of transfer pursuant to this Agreement;

(e)	Signature of the authorized representative of Seller effecting the transfer; and

(f)	Typewritten name and title of the authorized representative of Seller effecting the transfer.
     Section 3.2 Trademarks, Etc. The Seller shall file the Assignment of Trademarks, in substantially the form attached hereto as Exhibit A, with the United States Patent and Trademark Office (“PTO”) and shall make such other filings and take such other actions as is generally required by the PTO to transfer and assign the ownership of the trademarks and trademark applications set forth on Schedule I.
     Section 3.3 Conveyances. At any time and from time to time after the Closing Date, Seller will, upon the request of Buyer and at Buyer’s expense, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, grants, transfers, conveyances, powers of attorney or assurances as may reasonably be required by Buyer to confirm in Buyer the assignment, transfer, grant or conveyance of the Assets to Buyer.

ARTICLE 4
THE PURCHASE PRICE AND PAYMENT THEREOF
     Section 4.1 Purchase Price. The purchase price to be paid by Buyer to Seller for the Assets shall be Sixty Thousand US Dollars (US $60,000.00). The Purchase Price shall be paid in cash to Seller on the Closing Date by wire transfer or such other means as may be agreed to by the parties.
     Section 4.2 No Liabilities. Except as otherwise provided in Section 7.2, Buyer will not assume, and shall not be responsible for, any debt, commitment, liability or obligation of, or claim against the Assets or Seller, whether in the past, present or future.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     Section 5.1 Corporate Status. Seller is a limited liability company validly formed, duly subsisting and in good standing under the laws of the State of North Carolina.
     Section 5.2 Authorization. Seller has the power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby.
     Section 5.3 No Conflicts. Except as contemplated in Section 3.1 and Section 3.2, the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in the breach of, or a default by Seller under, any agreement or result in the acceleration of or give rise to the right of any Person to terminate, modify or cancel, or result in the loss of any rights, privileges, or options in, or result in the creation of any Encumbrance on, any of the Assets. Except as contemplated in Section 3.1 and Section 3.2, no Consent is required to be obtained or made by Seller in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.4 Title and No Encumbrances.
          (a) To Seller’s knowledge, none of its affiliates owns, controls or otherwise has right to any Assets.
          (b) Seller has good and valid title to DMF 4670, and such title is free and clear of any and all Encumbrances and no other party has ownership rights therein.
          (c) To Seller’s knowledge, except as set forth on Schedule 5.4, Seller has good and valid title to the trademarks and trademark applications set forth on Schedule A attached hereto.
     Section 5.5 Non-Infringement. To Seller’s knowledge, none of the Assets (excluding any third-party rights or products incorporated into such Assets for which the Seller has a valid license) infringe or are alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or are derivative works based on the work of any other person and the Seller has no knowledge of any facts that would form the basis for any such claim by a third party.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 6.1 Corporate Status. Buyer is a corporation, validly existing and in good standing under the laws of the State of Minnesota.
     Section 6.2 Authorization. Buyer has the power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby.
     Section 6.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in the breach of, or default by Buyer under, any agreement. No Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE 7
INDEMNIFICATION
     Section 7.1 By Seller. Seller covenants and agrees to defend, indemnify and hold harmless Buyer, its affiliates and their respective officers, directors, shareholders, employees, agents and representatives from and against any and all claims by third parties, liabilities, obligations, losses, fines, expenses, costs or proceedings, resulting from or arising out of any misrepresentation or breach of any representation, warranty or covenant of Seller made or contained in this Agreement.
     Section 7.2 By Buyer. Buyer covenants and agrees to defend, indemnify and hold harmless Seller, its affiliates and their respective officers, directors, shareholders, employees, agents and representatives from and against any and all claims by third parties, liabilities, obligations, losses, fines, expenses, costs or proceedings, resulting from or arising out of any misrepresentation or breach of warranty of Buyer made or contained in this Agreement.
     Section 7.3 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall continue for a period of three (3) years after the Closing Date.
ARTICLE 8
MISCELLANEOUS
     Section 8.1 Expenses. Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees in connection with the transactions contemplated hereby, including their compliance herewith, whether or not the transactions contemplated hereby are consummated.
     Section 8.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     Section 8.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class, certified or registered mail, if to Buyer, to:
DP Pharmaceuticals, LLC
Westpark Corporate Center
4364 South Alston Avenue
Durham, North Carolina 27713-2280
Attention: Allen Cato, MD, PhD
Telephone: (919) 361-2286
Facsimile: (919) 361-2290
with a copy to:
Cato BioVentures
4364 South Alston Avenue
Durham, North Carolina 27713
Attention: Kimberly Burke, Esq.
Telephone: (919) 361-2286
Facsimile: (919) 361-2290
if to Seller, to:
Sontra Medical Corporation
10 Forge Parkway
Franklin, Massachusetts 02038
Attention: Chief Executive Officer
Telephone: (508) 553-8760
Facsimile: (508) 530-0311
with a copy to:
Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas
New York, New York 10036
Attention: Christopher S. Auguste
Telephone: (212) 715-8000
Facsimile: (212) 715-9100
or, in each case, at such other address as may be specified in a Notice to the other party. Every Notice shall be deemed effective and given upon receipt or refusal of receipt.
     Section 8.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.
     Section 8.6 Counterparts. This Agreement may be executed with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
     Section 8.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the date first above written.

DP PHARMACEUTICALS, LLC (Seller)
By:	/s/ Lynda Sutton
	Name:	Lynda Sutton
	Title:	President

SONTRA MEDICAL CORPORATION (Buyer)
By:	/s/ Harry G. Mitchell
	Name:	Harry G. Mitchell
	Title:	Interim CEO

Schedules to Asset Purchase Agreement
Schedule A – Trademarks and Trademark Applications
Schedule 5.4 – Trademarks Not Owned by Seller